UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: October 17, 2000
                        (Date of earliest event reported)

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
             (Exact name of registrant as specified in its charter)

        New York                        1-2360                   13-0871985
(State of Incorporation)        (Commission File Number)       (IRS employer
                                                             Identification No.)

            ARMONK, NEW YORK                                        10504
(Address of principal executive offices)                         (Zip Code)

                                  914-499-1900
                         (Registrant's telephone number)

Item 5. Other Events

      The registrant's press release dated October 17, 2000, regarding its financial results for the periods ended September 30, 2000, including unaudited consolidated financial statements for the periods ended September 30, 2000, is Attachment I of this Form 8-K.

      Attachment II of this Form 8-K is IBM's Chief Financial Officer John R. Joyce's third quarter earnings presentation to securities analysts on Tuesday, October 17, 2000.

      IBM's web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/). IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 17, 2000


                                       By:        Mark Loughridge
                                           ------------------------------
                                                 (Mark Loughridge)
                                           Vice President and Controller

                                                                    ATTACHMENT I

                    IBM ANNOUNCES THIRD-QUARTER 2000 RESULTS
                  3Q00 EPS increased 20%, excluding 1999 items

      ARMONK, N.Y., October 17, 2000 . . . IBM today announced third-quarter 2000 diluted earnings per common share of $1.08 compared with 1999 diluted earnings per common share of $.93 (or $.90 after excluding the net benefit of $.03 in the third quarter of last year from the gain on the sale of the IBM Global Network and other actions). Excluding these 1999 items, IBM's third-quarter 2000 diluted earnings per share increased 20 percent. Third-quarter 2000 net income totaled $2.0 billion compared with $1.8 billion in 1999 (or net income of $1.7 billion in 1999 after excluding the after-tax net benefit of $63 million from the Global Network sale and the other 1999 actions). Third-quarter 2000 revenues grew 3 percent (6 percent at constant currency), to $21.8 billion, compared with the year-earlier period.

      Louis V. Gerstner, Jr., IBM chairman and chief executive officer, said:
"This was a solid quarter, with earnings per share up 20 percent and an acceleration of revenue growth relative to the first half of the year. We would like to have seen more revenue in the quarter, but we were held back by three items. First, demand for our microelectronics products -- from both outside customers and internal IBM customers -- far outstripped our ability to supply components. Second, the upcoming release of our new high-end server slowed demand for the System/390 family of servers. Finally, parts of our software business slowed unexpectedly in September.

      "On a positive note, our services business continued to overtake the Y2K pause that pressured the first half of the year. Our PC business rebounded strongly, with particularly good demand for our server and ThinkPad products. In addition, our business in Asia continued to grow strongly," Mr. Gerstner said.

      "This has turned out to be an unusual year for the information technology industry, with many ups and downs. Through it all, the breadth of our portfolio and the strength of our global position have allowed us to produce consistently good earnings. We expect our broad portfolio will be even more important as we go forward, especially compared to the single-segment companies in our industry."

      Third-quarter revenues from the Americas totaled $9.7 billion, an increase of 1 percent (1 percent at constant currency) compared with the same period of last year. Revenues from Europe/Middle East/Africa were $5.6 billion, down 3 percent (up 8 percent at constant currency). Asia/Pacific revenues grew 18 percent (17 percent at constant currency) to $4.3 billion. OEM revenues totaled $2.1 billion, a 4 percent increase (5 percent at constant currency) compared with the third quarter of 1999.

      Hardware revenues were $9.5 billion in the third quarter, an increase of 4 percent (6 percent at constant currency) compared with last year's third quarter. Personal computer revenues increased, and the unit was profitable in the quarter. Web server revenues also increased, with demand far exceeding supply for certain RS/6000 models. AS/400 revenues declined due to supply shortages. System/390 revenues fell as a result of the major product transition in this area combined with year-over-year price declines. Storage revenues were mixed, with high-end disk drive revenues, led by Shark, up strongly year over year while hard disk drive revenues declined. Microelectronics revenues grew strongly.

      Revenues from IBM Global Services, including maintenance, grew 4 percent (8 percent at constant currency) in the third quarter to $8.2 billion, with continued strength in the Asia/Pacific region, particularly in strategic outsourcing.

      Revenue comparisons for IBM Global Services were adversely affected by the sale of the IBM Global Network to AT&T in 1999 and by a year-over-year decline in Y2K services business. After adjusting for these factors, Global Services revenues (excluding maintenance) increased 9 percent (12 percent at constant currency). IBM signed $13.3 billion in services contracts and concluded the quarter with a total Services contract backlog of approximately $81.0 billion. The Services business is continuing to hire aggressively to meet demand.

      Software revenues declined 3 percent in the quarter (up 1 percent at constant currency) to $2.9 billion. Quarterly results in this sector reflect sales execution issues late in the quarter as well as an industry-wide transition in the systems management software marketplace, which had an adverse effect on the company's Tivoli products. Revenues from IBM's database and WebSphere products grew strongly in the quarter, while operating system revenues declined overall.

      Revenues from Global Financing increased 11 percent (14 percent at constant currency) in the third quarter to $859 million.

      Revenues from the Enterprise Investments/Other area, which includes custom hardware and software products for specialized customer uses, decreased 19 percent (15 percent at constant currency) year over year to $323 million.

      The company's overall gross profit margin of 35.8 percent in the third quarter was the same as in the third quarter of last year (or 36.4 percent excluding the 1999 actions).

      Third-quarter expenses were $5.0 billion and the expense-to-revenue ratio was 22.9 percent, compared to 23.3 percent in the year-earlier period (or 24.9 percent excluding the 1999 actions).

      IBM's tax rate in the third quarter was 30.0 percent compared with 33.0 percent in the third quarter of last year (or 30.0 percent excluding the 1999 actions).

      IBM spent approximately $1.4 billion on common share repurchases in the third quarter. The average number of basic common shares outstanding in the quarter was 1,758 million compared with 1,805 million in the third quarter of 1999. There were 1,754 million basic common shares outstanding at September 30, 2000.

      Debt in support of operations, excluding global financing, increased $264 million from year-end 1999 to $1.8 billion, resulting in a debt-to-capitalization ratio of 11 percent. Global financing debt grew $753 million from the end of 1999 to a total of $27.6 billion, resulting in a debt-to-equity ratio of 6.1 to 1.

      Net income for the nine months ended September 30, 2000 was $5.4 billion, or $2.97 per diluted common share compared with net income of $5.6 billion, or $2.99 per diluted common share, in the year-earlier period (or net income of $4.9 billion, or $2.59 per diluted share, in 1999 after excluding the after-tax net benefit from the sale of the Global Network and other 1999 actions). Revenues for the nine months ended September 30, 2000 were $62.8 billion, a decrease of 1 percent (up 1 percent at constant currency) compared with $63.4 billion for the nine months of 1999.

      Effective in the first quarter of this year, results reflect changes the company made in the organization of its business segments, including the transfer of the system-level product businesses from the Technology segment to the Enterprise Systems segment and the transfer of point-of-sale products from the Enterprise Investments segment to the Personal Systems segment. Also reflected are changes the company made in its expense allocation methodology, allocating expense items previously unallocated and enhancing shared expense allocation. Third-quarter and year-to-date 1999 results have been reclassified to conform with the 2000 presentation.

Forward-looking and cautionary statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

Financial results attached

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                          COMPARATIVE FINANCIAL RESULTS

            (Unaudited; Dollars in millions except per share amounts)

                                   Three Months                     Nine Months
                                Ended September 30,             Ended September 30,

                                                 Percent                          Percent
                              2000    1999(a)     Change      2000     1999(a)     Change
                            -------   -------    -------    -------    -------     ------
REVENUE

 Hardware                  $  9,451   $  9,065       4.2%   $ 26,314   $ 27,438      -4.1%
  Gross margin                 27.9%      25.5%                 27.6%      27.3%

 Global Services              8,230      7,898        4.2%    23,966     23,436       2.3%
  Gross margin                 26.6%      27.6%                 26.5%      27.5%

 Software                     2,918      3,010       -3.0%     9,027      9,056      -0.3%
  Gross margin                 81.2%      81.2%                 81.3%      81.9%

 Global Financing               859        774       11.0%     2,494      2,222      12.2%
  Gross margin                 53.0%      56.7%                 53.6%      56.0%

 Enterprise Investments/
 Other                          323        397      -18.7%       979      1,214     -19.3%
  Gross margin                 47.5%      46.2%                 47.6%      38.6%

TOTAL REVENUE                21,781     21,144        3.0%    62,780     63,366      -0.9%

GROSS PROFIT                  7,801      7,564        3.1%    22,755     23,046      -1.3%
  Gross margin                 35.8%      35.8%                 36.2%      36.4%

EXPENSE

 S,G&A                        3,726      3,501        6.4%    11,299     10,284       9.9%
  % of revenue                 17.1%      16.6%                 18.0%      16.2%

 R,D&E                        1,261      1,383      -8.8%      3,702      3,857      -4.0%
  % of revenue                  5.8%       6.5%                  5.9%       6.1%

 Other income                   173        134       29.1%       492        423      16.3%
 Interest expense               183        185      -1.1%        499        556     -10.3%

TOTAL EXPENSE                 4,997      4,935        1.3%    15,008     14,274       5.1%
  % of revenue                 22.9%      23.3%                 23.9%      22.5%

INCOME BEFORE
INCOME TAXES (1,2)            2,804      2,629        6.7%     7,747      8,772     -11.7%
  Pre-tax margin               12.9%      12.4%                 12.3%      13.8%

Provision for
income taxes                    841        867      -3.0%      2,324      3,149     -26.2%
  Effective tax
  rate                         30.0%      33.0%                 30.0%      35.9%

NET INCOME (1,2)           $  1,963   $  1,762       11.4%   $ 5,423    $ 5,623      -3.6%
  Net margin                    9.0%       8.3%                  8.6%       8.9%

Preferred stock
dividends                         5          5                    15         15

NET INCOME
APPLICABLE TO COMMON
SHAREHOLDERS               $  1,958   $  1,757       11.4%  $  5,408   $  5,608      -3.6%
                           ========   ========              ========   ========

EARNINGS PER
SHARE OF COMMON
STOCK - ASSUMING
DILUTION                   $   1.08   $   0.93      16.1%   $   2.97   $   2.99      -0.7%
                           ========   ========              ========   ========

EARNINGS PER
SHARE OF COMMON
STOCK - BASIC              $   1.11   $   0.97      14.4%   $   3.06   $   3.09      -1.0%
                           ========   ========              ========   ========

AVERAGE NUMBER OF
COMMON SHARES OUT-
STANDING (M's)
  DILUTED                   1,809.8    1,869.6               1,819.3    1,874.7
  BASIC                     1,758.1    1,805.2               1,767.6    1,813.7

(a) Reclassified to conform with 2000 presentation.

1) Third-quarter 1999 results include a pre-tax benefit of $201 million (after-tax benefit of $63 million, or $.03 per diluted common share) due to a gain from the sale of the IBM Global Network in a number of geographic areas, charges for acquired in-process research and development related to acquisitions, as well as a charge for other actions.

2) Nine-month 1999 results include a pre-tax benefit of $1.8 billion (after-tax benefit of $750 million, or $.40 per diluted common share) due to a gain from the sale of the IBM Global Network, charges for acquired in-process research and development related to acquisitions, a charge for other actions, as well as a change in PC depreciable lives.

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                        (Unaudited; Dollars in millions)

                                            At              At
                                 September 30,    December 31,       Percent
                                          2000            1999        Change
                                 -------------    ------------       -------
ASSETS

 Cash, cash equivalents,
 and marketable securities             $ 3,033         $ 5,831         -48.0%

 Receivables - net, inventories,
 and prepaid expenses                   37,004          37,324          -0.9%

 Plant, rental machines,
 and other property - net               16,329          17,590          -7.2%

 Investments and other assets           27,510          26,750           2.8%
                                       -------         -------

TOTAL ASSETS                           $83,876         $87,495          -4.1%
                                       =======         =======

LIABILITIES AND STOCKHOLDERS' EQUITY

 Short-term debt                       $10,695         $14,230         -24.8%
 Long-term debt                         18,676          14,124          32.2%
                                       -------         -------
 Total debt                             29,371          28,354           3.6%

 Accounts payable, taxes,
 and accruals                           22,117          25,348         -12.7%

 Other liabilities                      12,841          13,282          -3.3%
                                       -------         -------

TOTAL LIABILITIES                       64,329          66,984          -4.0%

STOCKHOLDERS' EQUITY                    19,547          20,511          -4.7%
                                       -------         -------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                   $83,876         $87,495          -4.1%
                                       =======         =======

                   INTERNATIONAL BUSINESS MACHINES CORPORATION

                                  SEGMENT DATA

                                        THIRD QUARTER 2000
                      ----------------------------------------------------
                                                                   Pre-tax
(Dollars in millions) -------- Revenue ------------     Pre-tax     Income
                      External   Internal     Total      Income     Margin
                      --------   --------   -------     -------    -------
SEGMENTS

Technology             $ 2,632    $   675   $ 3,307      $  185        5.6%
          % change         4.7%     -23.9%     -2.8%      -41.6%

Personal Systems         4,395         24     4,419          65        1.5%
          % change        11.6%     100.0%     11.9%      641.7%

Enterprise Systems       2,358        133     2,491         293       11.8%
          % change        -7.0%       0.8%     -6.6%       -1.7%

Global Services          8,230        654     8,884       1,147       12.9%
          % change         4.2%      -4.9%      3.5%       -2.4%

Software                 2,918        211     3,129         515       16.5%
          % change        -3.0%      25.6%     -1.5%      -23.0%

Global Financing           868        225     1,093         294       26.9%
          % change        10.4%      16.0%     11.5%       10.1%

Enterprise Investments     277          1       278         (55)     -19.8%
          % change       -29.5%     -75.0%    -30.0%       72.2%

TOTAL SEGMENTS          21,678      1,923    23,601       2,444       10.4%
          % change         2.9%      -7.8%      1.9%       -2.9%

Eliminations / Other       103     (1,923)   (1,820)        360

TOTAL IBM              $21,781    $     0   $21,781      $2,804       12.9%
          % change         3.0%                 3.0%        6.7%

                                     THIRD QUARTER 1999(a)
                      ----------------------------------------------------
                                                                   Pre-tax
(Dollars in millions) -------- Revenue ------------     Pre-tax     Income
                      External   Internal     Total      Income     Margin
                      --------   --------   -------     -------    -------
SEGMENTS

Technology              $2,515    $   887   $ 3,402      $  317        9.3%

Personal Systems         3,937         12     3,949         (12)      -0.3%

Enterprise Systems       2,536        132     2,668         298       11.2%

Global Services          7,898        688     8,586       1,175       13.7%

Software                 3,010        168     3,178         669       21.1%

Global Financing           786        194       980         267       27.2%

Enterprise Investments     393          4       397        (198)     -49.9%

TOTAL SEGMENTS          21,075      2,085    23,160       2,516       10.9%

Eliminations / Other        69     (2,085)   (2,016)        113 (1)

TOTAL IBM              $21,144    $     0   $21,144      $2,629       12.4%

(a) Reclassified to conform with 2000 presentation.

1) Pre-tax income includes a net benefit of $201 million due to a gain from the sale of the IBM Global Network in a number of geographic areas, charges for acquired in-process research and development related to acquisitions, as well as a charge for other actions.

                   INTERNATIONAL BUSINESS MACHINES CORPORATION

                                  SEGMENT DATA

                                          NINE MONTHS 2000
                      ----------------------------------------------------
                                                                   Pre-tax
(Dollars in millions) -------- Revenue ------------     Pre-tax     Income
                      External   Internal     Total      Income     Margin
                      --------   --------   -------     -------    -------
SEGMENTS

Technology             $ 7,028    $ 2,178   $ 9,206      $  431        4.7%
          % change        -0.6%     -21.3%     -6.4%        6.4%

Personal Systems        11,570         55    11,625        (182)      -1.6%
          % change        -1.9%     111.5%     -1.7%       -9.0%

Enterprise Systems       7,548        458     8,006       1,180       14.7%
          % change        -9.5%       9.8%     -8.6%      -18.1%

Global Services         23,966      1,849    25,815       3,214       12.5%
          % change         2.3%      -6.9%      1.5%       -0.7%

Software                 9,027        595     9,622       1,832       19.0%
          % change        -0.3%       6.1%      0.1%      -14.0%

Global Financing         2,525        695     3,220         888       27.6%
          % change        11.0%      16.0%     12.1%       15.5%

Enterprise Investments     939          3       942        (210)     -22.3%
          % change       -21.3%     -83.3%    -22.2%       60.8%

TOTAL SEGMENTS          62,603      5,833    68,436       7,153       10.5%
          % change        -0.9%      -8.5%     -1.6%       -1.7%

Eliminations / Other       177     (5,833)   (5,656)        594

TOTAL IBM              $62,780    $     0   $62,780      $7,747       12.3%
          % change        -0.9%                -0.9%      -11.7%

                                     NINE MONTHS 1999(a)
                      ----------------------------------------------------
                                                                   Pre-tax
(Dollars in millions) -------- Revenue ------------     Pre-tax     Income
                      External   Internal     Total      Income     Margin
                      --------   --------   -------     -------    -------
SEGMENTS

Technology             $ 7,072    $ 2,767   $ 9,839      $  405        4.1%

Personal Systems        11,799         26    11,825        (167)      -1.4%

Enterprise Systems       8,343        417     8,760       1,440       16.4%

Global Services         23,436      1,985    25,421       3,236       12.7%

Software                 9,056        561     9,617       2,131       22.2%

Global Financing         2,274        599     2,873         769       26.8%

Enterprise Investments   1,193         18     1,211        (536)     -44.3%

TOTAL SEGMENTS          63,173      6,373    69,546       7,278       10.5%

Eliminations / Other       193     (6,373)   (6,180)      1,494 (1)

TOTAL IBM              $63,366    $     0   $63,366      $8,772       13.8%

(a) Reclassified to conform with 2000 presentation.

1) Pre-tax income includes a net benefit of $1.8 billion due to a gain from the sale of the IBM Global Network, charges for acquired in-process research and development related to acquisitions, a charge for other actions, as well as a change in PC depreciable lives.

                                                                   ATTACHMENT II

--------------------------------------------------------------------------------

           ----------------------------------------------------------

                              IBM 3Q 2000
                    [GRAPHIC] Earnings Presentation

                              October 2000

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------

                                                                   ATTACHMENT II

INTRODUCTION

Good afternoon. This is Hervey Parke, the Director of Investor Relations for
IBM.

Let me quickly give you a few pieces of information.

First -- some pointers about our Earnings Call web site for those new to our call:

      At this time, the opening page of the presentation should have automatically loaded -- and you should be on Chart 1 -- the title page..

      After the last chart in the presentation -- we will provide you an index to go back to specific slides during the Q&A.

      For printing the slides -- you still have two alternatives:

            At the end of the presentation, there is a link so you can download the entire set of charts for printing.

            Or -- you can print the charts one by one during the presentation to take notes on them. While all of the charts will be available at the beginning of the presentation -- printing them all may tie up your browser -- so you may want to wait until the end of the presentation.

      A replay of this webcast will be available on this website by this time tomorrow -- and we will make the text of our presentation available on this website in approximately 45 minutes.

Second -- let me remind of our actions in 1999 as they affect our year-to-year comparisons.

      In the 2nd and 3rd quarters last year, our results reflected the impact of multiple special actions. You will find a list of these on a supplemental chart at the end of our presentation.

      In comparing our 2nd- and 3rd-quarter results to last year in our presentation, we will show you year-to-year changes with and without those actions.

Finally: please click on the NEXT button and move to chart 2.

      Certain comments made by John Joyce or myself during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

      Those statements involve a number of factors that could cause actual results to differ materially.

      Additional information concerning these factors is contained in the company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, please click again on the NEXT button for chart 3.

And at this time, let me turn the call over to John Joyce, IBM's senior vice president and Chief Financial Officer.

INTRODUCTORY REMARKS

Thanks, Hervey. Good afternoon.

Before I take you through the details of the 3rd quarter, let me give you a quick overview.

Our 3rd-quarter results further improved over the 2nd quarter.  We had --

      o     Revenue growth of 6% at constant currency-- 3% as reported -- and

      o 2.8 billion dollars of pre-tax profit -- up 15% and driving a 20% growth in earnings per share over last year's 3rd quarter without the benefit of the 1999 actions.

While the rate of growth for revenue continued to improve in the 3rd quarter -- it was not at a pace that we wanted -- mainly due to a limited supply of ceramic substrates used in chip modules, our mainframe product transition, and software sales execution in the month of September.

But importantly -- we again showed our ability to generate profit and cash.

      In the 1st half, it was critical that we cut cost and expense in the face of flat revenue due to Y2K, and...

      In the 3rd quarter -- although we expected a faster pickup in revenue -- we continued to manage cost and expense to ensure we delivered our 20% EPS growth.

            Over the last several quarters, we've been building an increasingly effective and efficient expense model -- based on technology and productivity improvements across the company.

            This model is a fundamental part of how we're running our business-- and I'll talk more about it later.

Now if you'll click on the Next button for slide 4 -- I'll give you an overview of our revenue growth factors.

IBM GROWTH - 2000

The box at the top of this chart highlights the continual progress we have made this year in quarterly revenue growth -- and in EPS growth.

In the 3rd quarter, currency hit us for 3 points in revenue growth -- reflecting both weaker European currencies and less help from the Yen than we got earlier in the year.

At constant currency, our results showed notable improvements in several areas:

      o First, not only did our PC business grow 17%, but the business turned profitable in the 3rd quarter because of focus on cost and expense, and expanding the use of our direct channel.

      o Also, from a geographic perspective -- our Asia Pacific region continued to accelerate -- growing 17% at constant currency.

And we had sustained, strong growth in...

      o     Our disk storage subsystems business which grew 54% -- led by Shark

      o     In our custom logic -- which grew over 40%.

      o     Within Global Services -- e-business services again grew 70%.

      o Within Software on UNIX and NT platforms -- Websphere tripled -- again -- and DB2 doubled.

But there were three issues that held us back from stronger revenue growth:

      o     First was supply.

                  Due to lack of chips and ceramic substrates used to package those chips into sophisticated modules -- we could not meet demand from our customers for RS/6000s, AS/400s, and OEM technology.

                  While I will cover this later, let me say that we have specific plans to improve the supply of the components in the near term. Also, you saw that we authorized a capital investment of 5 billion dollars last week that will add to capacity in 2001 and 2002.

                  But with adequate supply in the 3rd quarter -- we could have generated roughly 2 more points of growth in total revenue.

      o     The 2nd issue was mainframes.

                  Orders for the G5's and G6's slowed in anticipation of the announcement on October 3rd of our new z900 e-server... Freeway.

                  Although back in July we had thought our transition plans would minimize the impact on orders for our G5 and G6 models -- in the later stages of September, new orders in the pipeline started to slow, and some existing orders were even deferred.

                  Customer reaction to the z900 has been very positive -- and we remain on track for first shipments in mid-December.

      o     The 3rd issue was software.

                  Our software sales teams did not execute and did not close the business in the pipeline at the end of the quarter.

                  Also, growth in our Tivoli Systems Management software was particularly disappointing.

But overall -- progress on the top line.

      Our 2nd quarter had 3 more points of growth than the 1st quarter -- and the 3rd quarter had 6 more points of growth than the 2nd quarter.

      Yet, we could not meet all the demand.

And overall -- sustained growth on the bottom line --

      with Earnings per Share growing 20% -- excluding last year's actions.

      We continued to hammer away at building a competitive infrastructure and competitive unit costs.

As for the 4th quarter --

      Although we are in a volatile and demanding business environment -- our revenue growth should be stronger than in the 3rd quarter.

      And we are driving to achieve consensus earnings per share in the 4th quarter -- just as we did in the 3rd quarter -- due to our sustained focus on cost and expense -- the breadth of our portfolio -- and the strength of our global position.

Now let's turn to the details of our results in the 3rd quarter -- with added focus on the issues of supply, Freeway, and software.

Please click the NEXT button for chart 5.

RESULTS

First, our financial summary.

      - Let me remind you that in comparing our results to last year's 2nd and 3rd quarter, we're providing you the year-to-year changes for both the results as reported and the results without the 1999 actions.

      - In the 3rd quarter -- revenue, at 21.8 billion dollars, was up 6% at constant currency, and up 3%, as reported.

      - Excluding last year's actions -- Pre-tax income was up 15%, and we again saw improving profitability.

            The gross profit margin declined 6 tenths of a point from last year,

            but our total expense-to-revenue improved 2 points...

            I will cover these later.

      - The tax rate was again 30%.

      - Average diluted shares outstanding for the quarter were 1.8 billion -- down 3.2% -- reflecting our stock buyback program.

      - And earnings per share were $1.08 -- up 20%.

So an improving financial model over the prior quarters.

Now, let's turn to revenue in the 3rd quarter -- starting with a geographic perspective -- click the NEXT button for Chart 6.

3Q00 GEOGRAPHIC REVENUE

If you look at geographic results in constant currency to see business trends -- you will note that --

      Revenue growth improved in each quarter -- in each region as well as in OEM.

      With 17% growth, Asia Pacific again was the strongest region -- with improving performance in most business areas.

      But Americas' results were disappointing.

            It is fair to say that our exit from the PC consumer channel and the effects of Y2K impacted the Americas more than other geographies.

            For example in the 3rd quarter -- these transitional issues hurt IBM's growth overall by a point and a half -- but hurt the America's growth by 3 points.

            But regardless -- the Americas' performance in System/390s and software was less than we expected.

      In our OEM business --

            Our microelectronics remained very strong, and -- although improving over the 1st and 2nd quarters -- HDDs still declined about 100 million dollars in the 3rd quarter, year-to-year.

The negative impact of currency on revenue was 3 points -- up from 1 point in the 2nd quarter.

      This increase was due to the dollar's further strengthening -- on a year-to-year basis -- against both European currencies and the yen.

If you'll click on the Next button for chart 7 -- you'll get a better feel for this trend.

CURRENCY: YEAR-TO-YEAR COMPARISON

This chart shows our average exchange rate -- as well as a year-to-year comparison -- for the dollar against 4 currencies for the 1st three quarters of this year.

      A negative comparison indicates that revenue reported in dollars was hurt by currency.

      A positive indicates a help to reported revenue.

As you scan the 1st three quarters -- you can see that the dollar has continued to strengthen on a year-to-year basis.

We have also provided the spot exchange rates as of last night. This is by no means a prediction of what will happen. It simply shows that -- if the dollar remained at current levels for the 4th quarter -- the currency situation will only get worse.

As it has in the past, IBM hedges against adverse currency effects on earnings.

      But as you know, we do not hedge 100% of such exposure.

      In the 3rd quarter, IBM's unhedged position was negatively impacted by the significant year-to-year decline in the euro and other European currencies. So earnings per share were still hurt by about 1 cent.

      The impact in the 4th quarter may well be larger -- not only due to the possible larger year-to-year drop in the euro -- but also due to its rapid rate of decline that did not provide opportunities to hedge at rates that would have totally offset currency loss.

Now let's look at revenue by major line item... Chart 8.

3Q00 REVENUE

First, Hardware --

      Revenue was 9.5 billion dollars in the 3rd quarter -- growing 6% at constant currency.

      We had strong performance in Shark, Microelectronics, and PCs -- but System/390s and HDDs declined.

      Without component shortages in Web Servers, AS/400s, and OEM -- Hardware Revenue would have grown by about 10%.

Global Services -- 38% of IBM's revenue with 8.2 billion dollars -- grew 8% at constant currency.

      Services -- adjusted for the global network sale and Y2K remediation services -- grew 12%.

      I will discuss this later in a bit more detail.

      Maintenance grew 6%.

Software was 2.9 billion dollars -- growing 1% at constant currency.

      This was a disappointment -- resulting from poor sales execution in the month of September and product transition. Middleware grew only 3%.

      Operating systems software -- although improving from the 2nd quarter -- declined 4% -- due principally to constrained shipments of RS/6000s and AS/400s.

Global Financing revenue -- grew 14% at constant currency -- and was 859 million dollars.

      Income generating assets were up 2% over last year -- and financing originations were 11 billion dollars in the quarter.

      Equipment resale continued to be a key driver of growth.

And finally, Enterprise Investments and other revenue -- less than 2% of our revenue -- declined 15% at constant currency-- largely due to a planned exit from unprofitable, non-strategic businesses.

Now let's review gross profit margin -- Slide 9.

3Q00 GROSS PROFIT MARGIN

Total gross profit margin for the 3rd quarter was 35.8% -- down 6 tenths of a point from last years normalized results.

      Improvement in Hardware gross profit was offset by a mix away from software and declines in Global Services and Global Financing gross profit.

      Hardware gross profit margin improved 8 tenths of a point.

            Gross profit margins improved in Servers, Microelectronics, and most notably PCs -- although some of this gain was offset due to mix.

      Global Services gross profit margin declined 1 point.

            As in the 2nd quarter, our utilization rate in Business Innovation Services and Integrated Technology Services declined due to rapid hiring and retraining as we rebalanced our skills towards e-business.

      And our Global Financing gross profit margin declined 3.7 points -- reflecting the increasing contribution from hardware remarketing.

We typically expect some year-to-year decline in gross profit margin over the long run simply due to the changing mix of our businesses alone.

      This quarter, more competitive costs in some of our businesses offset that decline from mix.

At the same time, this changing mix also enables us to reduce expense-to-revenue -- so now let me turn to Expense -- Chart 10.

3Q00 EXPENSE SUMMARY CHART

Year to year, total expense increased 1% -- as reported -- in the 3rd quarter.

Excluding the 1999 actions -- total expense decreased 5%, helped in part by currency -- but improving expense-to-revenue by 2 points.

On this basis,

      - SG&A was down 6% -- and
      - R&D was down 1%.

Let me mention that -- in Other Income -- we realized a gain of 43 million dollars from the sale of stock in Internet Capital Group -- an amount similar to the gains in recent quarters, such as from the sale of Red Hat.

A couple of points --

First,we've been doing the blocking and tackling --
      - cutting infrastructure through reengineering
      - cutting discretionary spending
      - cutting occupancy costs.

But second -- and as I mentioned in my opening remarks -- we've been using technology and other productivity improvements to build a more efficient business model.

      A couple of areas we've mentioned before --

      First, we continue to drive business to IBM.com

            Year to date, we've sold about 15 billion dollars over the net -- up 50% over last year.

            We benefit from this two ways:
                  - new business from new customers
                  - and existing customers reached through more efficient channels -- thus reducing our expense-to-revenue.

      Second, e-care.

            By providing on-line support to address many customers' questions -- we've avoided about 1.4 billion dollars of expense so far this year -- more than double our estimate of last year.

            We have similar on-line support for our business partners.

      And with distributed learning for our employees -- we avoided 150 million dollars in training expense.

      Finally, procurement.

            We've procured 28 billion dollars in goods and services electronically so far this year -- more than double last year.

We are becoming more efficient -- and more effective.

Given the turmoil in the IT sector, leveraging these efficiencies -- in cost as well as expense -- will be key to delivering earnings in 2001.

Now, let me turn to Cash Flow -- Chart 11.

IBM CASH FLOW

Cash generation for the 3rd quarter was solid -- with Free Cash Flow of 2.1 billion dollars -- and we expect it to remain strong through the rest of the year.

Free Cash Flow for the 1st nine months of 2000 was down nearly 2.4 billion dollars year-to-year.

      The two principal drivers behind this reduction are the same ones I addressed last quarter:

            - First, we've made larger tax payments in 2000 than in 1999 -- due to a combination of --

                  a large tax payment this year relating to last year's Global Network sale --

                  and the timing of a tax payment made in Japan.

            - The second driver was an increase in Accounts Receivable --

                  principally caused by an increased skew of revenue to September of 2000 compared to September of 1999 --

                  and an abnormally low A/R balance at year-end 1999 -- both of which can be attributed to the Y2K slowdown last year.

In the 3rd quarter --

      we spent 1.4 billion dollars to repurchase 12 million shares.

      We had about 750 million dollars remaining at the end of the quarter from our last Board authorization.

Now let's look at the Balance Sheet -- Chart 12.

IBM BALANCE SHEET

The balance sheet remains healthy.

      Our 27.6 billion dollars of Global Financing debt is leveraged at 6.1 to 1 -- below industry norms for a financing business --

      and our 1.8 billion dollars in Core debt stands at a very comfortable 11% debt-to-capital.

Now let me turn to a discussion of some of our individual businesses -- starting with Global Services -- Chart 13.

SERVICES

Growth in Global Services revenue continued to build in the 3rd quarter -- up 8% at constant currency.

      When you normalize for two transitional events --
            - the sale of the Global Network to AT&T, and
            - the fact that Y2K-remediation services went from over 200 million dollars in last year's 3rd quarter to virtually nothing this quarter...Services growth was over 12% at constant currency.

      And Maintenance revenue -- which is about 15% of Global Services -- was up 6%.

We had another strong quarter for signings -- our second highest -- 13.3 billion dollars.

      We had 14 deals worth over 100 million dollars -- and 2 deals over 1 billion dollars.

      Signings were strong in all geographies, and in all customer sectors.

      The backlog now stands at 81 billion dollars -- up 6 billion dollars from last quarter and 21 billion dollars from the beginning of the year.

We continue to see e-business driving demand for our services business.

      Discrete e-business revenue grew more than 75 percent this quarter - the third consecutive quarter of better than 70 percent growth.

            For example, e-commerce consulting grew nearly 80%.

            e-hosting -- a newer variation of outsourcing -- grew 70% -- a 15-point acceleration over the 2nd quarter.

Now, let me address the three major segments of our Services offerings. First, Strategic Outsourcing represents about 40 percent of Global Services.

      Revenue for these offerings grew 7% at constant currency in the quarter.

      About two-thirds of the 13 billion dollars in signings were for Strategic Outsourcing.

      This strong growth in signings -- as well as the growth of new offerings like e-hosting -- are key contributors to future growth in outsourcing.

            These long-term contracts tend to have price reductions built into them over time.

            If signings are stable -- as they were through the Y2K transition -- growth in Strategic Outsourcing will slow because of the steady decline of the base contracts.

            As signings begin to increase again, they offset that decline and then begin to reaccelerate total revenue growth.

            Just one more point -- Asia Pacific. In the 3rd quarter -- revenue from strategic outsourcing was up 33 percent and signings tripled as our customers in that region embrace the value of outsourcing to their businesses.

The second segment -- Business Innovation Services , which consists of consulting and systems integration -- is about a quarter of Global Services revenue.

      Revenue grew at 9% this quarter.

      The transition continues -- from mature offerings like Custom Systems Integration and Y2K remediation services -- to our e-business offerings as well as CRM, Supply Chain Management, and business intelligence offerings in particular -- with growth of 50%.

      So -- normalized for Y2K remediation services, Business Innovation Services grew 22%.

Next -- Integrated Technology Services -- which includes product support services and maintenance - is about 30 percent of Global Services.

      Integrated Technology Services -- excluding maintenance -- grew 12 % -- driven by strong growth in new offerings like e-business enablement services where we build the infrastructure on which our customers run their websites --laying the networks, installing the hardware, tuning the software.

      A piece of that is our partnership with Cisco where revenues grew 10 times over 1999. We are now the largest integrator of Cisco products in the world.

We continue to invest for capacity for high-growth areas in Services.

      We hired over 3,000 consultants this quarter for Business Innovation Services -- up from 2,500 hires in the second quarter -- and targeted to support our high-demand offerings such as CRM and Supply Chain Management.

Our Global Services business will continue to build speed. As you've heard from customers and read in analysts' reports -- e-business transformation is shifting into the complex, heavy-lifting stage of integration -- and that is clearly our strength.

Click on the NEXT button, and I'll discuss software.

SOFTWARE

Our software business -- at 2.9 billion dollars -- grew 1% at constant currency.

Operating System software revenue declined 4%, due to constrained shipments of midrange servers. I'll touch on that later when I discuss Enterprise Systems.

Middleware growth slowed this quarter to 3%.

      As I've said -- this disappointing performance was due to 2 reasons.

      First, we experienced some sales execution issues late in the quarter.

            We had a lot of business in the pipeline, but we simply failed to close the contracts.

      Second, Tivoli's revenue declined 13%. Its growth has been impacted by a transition in the systems management software marketplace.

            Tivoli's business, to now, has been based on large, integrated systems management solutions. But our customers' emphasis is now shifting to software products that focus on specific problems such as managing pervasive devices, security, and storage management.

            Our competitors are wrestling with the same industry shift.

            While our core product revenue has suffered from this transition, new Tivoli products that manage pervasive devices or address security are off to a strong start. And more products are under development.

Despite these two issues -- we had strong growth in some key parts of our software business on UNIX/NT platforms this quarter.

      WebSphere tripled.

      Our data management family of products, led by DB2, grew 45% -- 3 times the industry average.

      And Tivoli Storage Solutions revenue tripled.

The demand for middleware remains strong, and we see a good pipeline of opportunity that our sales force is working to close.

In addition -- we signed 9 additional strategic software alliances this quarter with companies like Retek and Vignette -- as well as an extension to our current alliance with Siebel.

      By addressing business solutions for our customers -- these alliances should drive new opportunities for our middleware as well as our services and hardware platforms.

With this in mind, we expect to see some recovery in the fourth quarter -- and accelerated growth in 2001.

Now click on the NEXT button for chart 15 -- Technology.

TECHNOLOGY

Before I address our OEM technology results, let me spend a minute on our supply constraints which impacted both our OEM customers as well as our end-user products.

There were two supply bottlenecks we were balancing during the quarter:

      - 1st, wafers, which is where IBM applies its intellectual property for technologies like copper, silicon on insulator, and SiLK (low-k dielectric) to produce very sophisticated chips.

      - 2nd, ceramic substrates -- the component that lets us uniquely package chips to create very sophisticated modules which support high-performance applications.

            IBM can build ceramic substrates with 70 layers -- more than double the number our competitors can build.

            This puts IBM on the more profitable leading edge of the semiconductor market -- not on the more volatile or cyclical trailing edge.

Although we did expect strong growth in demand from our OEM customers for these wafers and ceramic substrates -- the acceleration through 2000 was unprecedented.

      These OEM requirements -- when combined with our own internal needs -- were simply more than we were able to address. And we have initiated both short- and long-term plans to step up to these requirements.

      For ceramic substrates, there are three phases --

            A year ago, we invested to expand our internal capacity -- and that is coming on line now.

            To address the additional demand in the near term -- we are working with two vendors who are ramping up this quarter.

            Furthermore -- a portion of the 5-billion-dollar investment we announced last week will be directed at further increasing our own internal capacity starting the middle of next year.

            As a result of these initiatives, our capacity to produce ceramic substrates as of mid-2001 will be triple what it was at the beginning of this year.

      For wafers, there are two major stages --

            Part of that 5-billion-dollar investment will be aimed at expanding our fabrication plants around the world that produce 200 millimeter technologies. This additional capacity is already starting to come on line.

            In addition, about half of that 5-billion-dollar investment will be to build IBM's first 300 millimeter wafer fabrication plant in East Fishkill, NY. This plant will be key in making certain we can produce wafers in sufficient quantities long term -- but won't come on line until 2002.

      So these investments in capacity for ceramic substrates and wafers will position IBM to fulfill the exploding demand for technology -- the tactical investments to help us starting in the 4th quarter -- the strategic investments for the longer term.

Now, despite these 3rd-quarter supply issues -- we continued to have strong growth in our Microelectronics OEM business -- driven by our ability to deliver advance functions like --

      Network technologies -- which grew nearly 70% --

      And Custom Logic -- which grew over 40% -- expanding our lead as the #1 ASICs supplier.

Our OEM hard disk drive business made progress, but still declined about 10%.

      In our new 10,000 RPM server offering --

            Qualifications continued throughout the third quarter and we are now qualified at nearly all of our major customers.

      We had strong growth in mobile HDDs, maintaining our market leadership -- as well as strong growth in our desktop HDDs -- in part due to our new 75-gigabyte drive.

      Overall, we did not make it back to flat revenue in HDDs, but we're definitely improving.

            From the 1st quarter when we were down 350 million dollars year-to-year -- to the 2nd quarter -- down 250 million -- to the 3rd quarter -- down 100 million dollars.

Now let's turn to Enterprise Systems -- Chart 16

ENTERPRISE SYSTEMS

Our System/390 results were less than we expected.

      Frankly, we saw more of a pause than we expected by our customers in anticipation of the z900 eServer -- or Freeway -- which we announced at the beginning of the 4th quarter -- October 3.

      MIPS shipments declined 2%, although the installed MIPS inventory was up 25% from a year ago.

      The attraction of the z900 eServer for our customers include many unique e-business capabilities:

            - scalability of 1 to 16 processors -- for a total of over 2600 MIPs
                  -- a 56% increase over the G6;
            - the highest rate of secure internet transaction throughput on the market, 2 times the rate of the G6, and 10 times the leading UNIX competitor;
            - I/O bandwidth that optimizes customer throughput even in peak periods of demand -- 3 times the G6, and 4 times the leading UNIX competitor;
            - Automated self-management of processors and I/O -- offered by no other server;
            - and with the introduction of the z900 operating system software, customers will pay only for the software they need to satisfy workload -- not the full capacity of the machine.

Now let me turn to our WebServers -- that is, the RS/6000s and the new eServer p-series.

      Demand for these high performance servers was terrific -- but supply constrained growth to 15%.

      The October-3rd announcement of the p-series introduced two new products -- the p680, an even faster version of the award winning S80 -- and the p640, a rack-mounted, NEBS-compliant server targeting the communications industry. (Network Equipment Building Standards)

Next, the AS/400.

      We saw strong customer demand for the new Silicon-on-Insulator/copper models that started shipping at the end of July. These new models offer performance improvements as much as 3 times our previous offering. The iSeries 840 is the industry leader in 4 key benchmarks.

      But due to supply constraints -- hardware revenue declined 6% from last year.

But we had another good quarter across our Storage Systems.

      Our disk storage products grew at over 50%.

            We added the new Modular Storage Server that we OEM from Compaq to our lineup --

            And last week we announced to our sales force that we would ship additional advanced functions for Shark on December 15 --
                  - fibre channel for HP, Sun, and Novell
                  - extended remote copy with unplanned outage support, and
                  - peer-to-peer remote copy.

      Our tape business grew 6%, and we added a range of new offerings, including--

            the industry's first set of tape products -- based on the Linear Tape Open industry standard -- which we started shipping in September.

            The LTO is capable of streaming a 300 page novel in less than three seconds, this offers our customers a much faster tape backup option.

      On the Storage Area Network front -- we are now the only storage vendor offering 4 SAN solution centers -- worldwide -- where we provide customers the ability to actually test their SAN solutions for interoperability in a complex, multi-vendor environment. They can see that it works before they buy it.

      And on the storage software front -- just last week Tivoli Systems announced the Tivoli Storage Network Manager -- a comprehensive software solution that monitors and manages SAN components.

Now let me turn to Personal Systems -- chart 17.

PERSONAL SYSTEMS

Our PC business achieved a significant milestone with profitability in the third quarter.

We have reduced cost end-to-end --

      The new low-cost platforms I told you about last quarter enabled us to address competitive pricing pressures while growing our gross profit.

      We sold 30% of our products through the direct channel -- on track to make our 35% year-end target. In the Americas -- where direct channel competition is the strongest -- nearly one out of every two sales are direct.

      We have also seen a margin improvement in the indirect channel where we are finding that those channels that survived the industry shakeout last year are more focused and cost effective.

We continued to shift our product mix toward servers and mobile lines.

      Our October-3rd e-Server announcement tied our Netfinity servers and our high performance WebServers together as one brand.

      The message here is that we have been sharing high-end server technology with our PC servers for some time -- like the ability to predict failures before they occur -- or making it easier to manage systems remotely.

      Our Netfinity server customers have recognized these benefits and units were up 40% in the quarter.

      While our desktop volumes were down slightly -- both our performance and our profitability are improving.

The combination of double-digit revenue growth and the end-to-end focus on cost enabled us to deliver 65 million dollars of profit in this segment.

      That does not include related profit from financing, services and software that you would see in our competitors' results, that we record elsewhere.

We recognize that this is just one quarter in a row.

And this is a volatile industry that can change quickly.

      But much of the concern in this sector is focused on the desktop where we've shown tangible improvements. And our real strength is in mobile and server lines.

Now, If you'll hit the NEXT button, let me summarize my remarks.

CLOSING REMARKS

We believe that -- over the long term -- the key to driving shareholder value is consistent double-digit earnings growth.

The 3rd quarter was a difficult quarter for many enterprises -- and the quarter presented a number of challenges for us as well.

      But we were able to deliver solid earnings despite the obstacles.

The 4th quarter also has its share of challenges.  But, based on --

      - the work we are doing to transform IBM into a world class e-business
      - coupled with the breadth of our portfolio
      - the strength of our global position -- and
      - our improving revenue growth --
      we believe we should overcome these challenges as we drive to achieve consensus earnings per share in the 4th quarter -- just as we did in the 3rd quarter.

In 2000, our revenues have continued to build. We have the technologies and the skills that will take advantage of the e-business revolution.

      We are creating an IBM that is taking advantage of this technology inside the company, to fundamentally lower our cost and expense base. This is what enabled us to deliver 20% EPS growth in the 3rd quarter.

      We expect that our revenue growth momentum should continue in the 4th quarter.

And as we've discussed with you for several years -- we continue to believe that IBM, over the longer-term, can deliver shareholder value through...
      - high single-digit revenue growth,
      - improving cost and expense,
      - and strong cash flow, leading to
      - double-digit earnings per share growth.

Now Hervey and I will take your questions.

--------------------------------------------------------------------------------

           ----------------------------------------------------------

                              IBM 3Q 2000
                    [GRAPHIC] Earnings Presentation

                              October 2000

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

           ----------------------------------------------------------

Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual results to differ materially.

Additional information concerning these factors is contained in the Company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from IBM Investor Relations.

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   IBM[LOGO]

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               IBM GROWTH - 2000
           ----------------------------------------------------------
                              Quarterly Improvement

                            ------------------------
                                 Revenue @CC    EPS*
                                 -----------    ----
                            1Q        -3%       + 6%
                            2Q         0        +16%
                            3Q        +6%       +20%
                            ------------------------

o     3Q Strong Performances
      -     PCs
      -     Asia Pacific region
      -     Disk storage subsystems
      -     Custom logic
      -     e-business services
      -     WebSphere and DB2 software

o     3Q Constraints to Further Growth
      -     Supply - ceramic substrates
      -     Mainframe - product transition G6 to z900
      -     Software - September sales execution

*Excludes 2Q99 and 3Q99 Actions, comprised of the Global Network sale and other 2Q99/3Q99 Actions

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                              IBM 3Q 2000 RESULTS
           ----------------------------------------------------------

                                                                        Excl                             Excl
($B)                                    B/(W)                B/(W)      2Q99                  B/(W)      3Q99
                               1Q00     Yr/Yr      2Q00      Yr/Yr     Actions*      3Q00     Yr/Yr    Actions*
                               ----     -----      ----      -----     --------      ----     -----    --------
                             -----------------    -----------------------------     ---------------------------
Revenue - as reported
        @CC                    19.3      (5%)      21.7       (1%)       (1%)        21.8      3%        3%
                                         (3%)                  0%         0%                   6%        6%
                             -----------------    -----------------------------     ---------------------------
  GP%                          36.2%   0.5 pts     36.7%   (0.8 pts)   (0.8 pts)     35.8%     --      (0.6 pts)

  E/R%                         25.0%   0.4 pts     23.9%   (4.8 pts)    2.5 pts      22.9%    0.4 pts   2.0 pts

Pre-tax Income                  2.2      3%         2.8     (31%)        14%          2.8       7%       15%

  Pre-tax Income Margin        11.2%   0.9 pts     12.8%   (5.6 pts)    1.7 pts      12.9%    0.5 pts   1.4 pts
                             -----------------    -----------------------------     ---------------------------
  Tax Rate%                    30.0%   0.0 pts     30.0%   10.8 pts     0.0 pts      30.0%    3.0 pts   0.0 pts

Net Income                      1.5      3%         1.9     (19%)        14%          2.0      11%       15%

  Net Income Margin             7.8%   0.6 pts      9.0%   (1.9 pts)    1.2 pts       9.0%    0.7 pts   1.0 pts
                             -----------------    -----------------------------     ---------------------------

                             -----------------    -----------------------------     ---------------------------
Average Shares - Diluted (M)  1,830    2.8%       1,818     2.8%        2.8%        1,810     3.2%      3.2%

EPS - Diluted                 $0.83      6%       $1.06     (17%)        16%        $1.08      16%       20%
                             -----------------    -----------------------------     ---------------------------

*2Q99 and 3Q99 Actions are comprised of the Global Network sale and other 2Q99/3Q99 Actions

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         IBM 3Q 2000 GEOGRAPHIC REVENUE
           ----------------------------------------------------------

                          B/(W)     Yr/Yr                 B/(W)      Yr/Yr             B/(W)      Yr/Yr
                          ---------------                 ----------------             ----------------
($B)              1Q00    Rptd       @CC       2Q00       Rptd        @CC      3Q00    Rptd        @CC
                  ----    ----       ---       ----       ----        ---      ----    ----        ---
                 ------------------------      --------------------------     ------------------------
Americas          8.4      (4%)      (4%)       9.7        (3%)       (3%)     9.7       1%        1%

Europe/ME/A       5.4     (13%)      (4%)       5.9        (9%)        0%      5.6      (3%)       8%

Asia Pacific      4.0      15%        8%        4.3        20%        13%      4.3      18%       17%

OEM               1.4     (19%)     (19%)       1.8        (6%)       (7%)     2.1       4%        5%
                 ------------------------      --------------------------     ------------------------

                 ------------------------      --------------------------     ------------------------
IBM              19.3      (5%)      (3%)      21.7        (1%)        0%     21.8       3%        6%
                 ------------------------      --------------------------     ------------------------

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                       CURRENCY: YEAR-TO-YEAR COMPARISON
           ----------------------------------------------------------

                               QUARTERLY AVERAGES

                                                                                    10/16
                                                                         10/16      Spot
                           1Q00            2Q00            3Q00          Spot       4Q00
                     ------------    ------------    ------------        ----       ----
Euro                 1.01            1.07            1.11                1.18

   Yr/Yr                      -14%            -13%            -16%                  -22%

Pound *              1.61            1.53            1.48                1.45

   Yr/Yr                       -2%             -5%             -8%                  -13%

Yen                   107             107             108                 108

   Yr/Yr                        8%             12%              5%                   -4%

Canadian $           1.45            1.48            1.48                1.51

   Yr/Yr                        4%             --              --                    -3%

* US$ per local currency

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                              IBM 3Q 2000 REVENUE
           ----------------------------------------------------------

                                B/(W)  Yr/Yr            B/(W)   Yr/Yr           B/(W)   Yr/Yr
                                ------------            -------------           -------------
($B)                     1Q00   Rptd    @CC      2Q00   Rptd     @CC     3Q00   Rptd     @CC
                         ----   ----    ---      ----   ----     ---     ----   ----     ---
                         -------------------     -------------------     -------------------
Hardware                  7.7   (12%)   (11%)     9.2    (5%)    (4%)     9.5     4%      6%

Global Services           7.6     0%      1%      8.2     2%      4%      8.2     4%      8%

Software                  2.9     0%      3%      3.2     2%      5%      2.9    (3%)     1%

Global Financing          0.8    16%     17%      0.8    10%     11%      0.9    11%     14%

Enterprise Inv. / Other   0.3   (13%)   (10%)     0.3   (26%)   (25%)     0.3   (19%)   (15%)
                         -------------------     -------------------     -------------------

                         -------------------     -------------------     -------------------
IBM                      19.3    (5%)    (3%)    21.7    (1%)     0%     21.8     3%      6%
                         -------------------     -------------------     -------------------

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        IBM 3Q 2000 GROSS PROFIT MARGIN
           ----------------------------------------------------------

                                                                                                         Excl
                                        B/(W)                     B/(W)                  B/(W)           3Q99
                          1Q00          Yr/Yr        2Q00         Yr/Yr         3Q00     Yr/Yr          Actions*
                          -------------------        -------------------        ---------------        ---------
Hardware                  27.4%       0.0 pts        27.3%      (1.5 pts)       27.9%   2.4 pts         0.8 pts

Global Services           25.9%      (0.4 pts)       27.1%      (1.3 pts)       26.6%  (1.0 pts)       (1.0 pts)

Software                  80.0%      (1.0 pts)       82.5%      (0.9 pts)       81.2%   0.0 pts         0.0 pts

Global Financing          52.9%      (3.0 pts)       55.0%      (0.3 pts)       53.0%  (3.7 pts)       (3.7 pts)

Enterprise Inv./Other     47.6%      17.9 pts        47.9%       8.3 pts        47.5%   1.3 pts         1.3 pts
                          -------------------        -------------------        ---------------        ---------

                          -------------------        -------------------        ---------------        ---------
IBM                       36.2%       0.5 pts        36.7%      (0.8 pts)       35.8%   0.0 pts        (0.6 pts)
                          -------------------        -------------------        ---------------        ---------

* 3Q99 Actions comprised of the Global Network sale and other 3Q99 Actions

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          IBM 3Q 2000 EXPENSE SUMMARY
           ----------------------------------------------------------

                                                                            Excl                           Excl
($B)                                   B/(W)                   B/(W)        2Q99                B/(W)      3Q99
                         1Q00          Yr/Yr       2Q00        Yr/Yr       Actions*    3Q00     Yr/Yr     Actions*
                         ----          -----       ----        -----       --------    ----     -----     --------
Operating Expenses
                        ---------------------      -------------------     -----------------   ------------------
     SG&A                3.7             6%         3.9        (36%)         13%        3.7      (6%)        6%

     R&D                 1.2             1%         1.3          2%           2%        1.3       9%         1%
                        ---------------------      -------------------     -----------------   ------------------

                        ---------------------      -------------------     -----------------   ------------------
Total Expense            4.8             6%         5.2        (24%)         11%        5.0      (1%)        5%

     E/R%               25.0%         0.4 pts      23.9%     (4.8 pts)     2.5 pts     22.9%   0.4 pts    2.0 pts
                        ---------------------      -------------------     -----------------   ------------------

*2Q99 and 3Q99 Actions are comprised of the Global Network sale and other 2Q99/3Q99 Actions

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 IBM CASH FLOW
           ----------------------------------------------------------

($B)                                          3Q99                   3Q00
                                              YTD*      FY99*        YTD

Net Income                                    5.6        7.7         5.4
Depreciation/Amortization                     5.3        6.6         3.6
Working Capital / Other                      (3.6)      (1.4)       (4.7)
-------------------------------------------------------------------------
Total Operating Sources                       7.3       12.9         4.3
-------------------------------------------------------------------------
Capital Expenditures, Net                    (3.5)      (5.2)       (2.9)
Other Operating Uses                         (0.3)      (0.3)       (0.3)
-------------------------------------------------------------------------
Total Operating Uses                         (3.8)      (5.5)       (3.2)
-------------------------------------------------------------------------
-------------------------------------------------------------------------
Free Cash Flow                                3.5        7.4         1.1
-------------------------------------------------------------------------
Dividends                                    (0.7)      (0.9)       (0.7)
Acquisitions                                 (1.0)      (1.3)       (0.3)
Share Repurchase                             (5.1)      (7.3)       (5.3)
Other                                          --       (0.3)         --
Sale of Global Network                        4.8        4.9          --
Global Financing, Net                         0.1       (2.0)        2.6
Core Debt, Net                               (1.3)      (0.4)       (0.2)
-------------------------------------------------------------------------
Net Cash Flow                                 0.3        0.1        (2.8)
-------------------------------------------------------------------------

-------------------------------------------------------------------------
EBITDA to Interest Expense (Core)             18X        19X         22X
-------------------------------------------------------------------------

*3Q99 YTD and FY99 includes the impact of the Global Network sale and Other Actions

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               IBM BALANCE SHEET
           ----------------------------------------------------------

($B)                                           Sept           Dec          Sept
                                               1999          1999          2000
                                               ----          ----          ----
                                              ---------------------------------
Cash                                            6.0           5.8           3.0
Core Assets*                                   43.1          43.6          45.0
Global Fin. Assets*                            36.3          38.1          35.9
                                              -----         -----         -----
Total Assets                                   85.4          87.5          83.9
                                              ---------------------------------

                                              ---------------------------------
Other Liabilities                              37.4          38.6          34.9
Core Debt                                       0.6           1.6           1.8
Global Fin. Debt                               27.3          26.8          27.6
                                              -----         -----         -----
Total Debt                                     27.9          28.4          29.4
                                              -----         -----         -----
Total Liabilities                              65.3          67.0          64.3
                                              ---------------------------------

                                              ---------------------------------
Equity                                         20.1          20.5          19.5
                                              ---------------------------------

                                              ---------------------------------
Core Debt/Cap                                     4%            9%           11%
Global Fin. Leverage                            5.7           5.5           6.1
                                              ---------------------------------

*Excluding Cash

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                GLOBAL SERVICES
           ----------------------------------------------------------

                            Revenue  $8.2B,  +8% @CC

------------------------------------------               ----------------------
Services          +8%  (+12% w/o IGN, Y2K)                Signings       $13.3B
Maintenance       +6%                                     Backlog          $81B
------------------------------------------               ----------------------

o     Growth in e-business services continues
      -     Third consecutive quarter of +70% YTY e-business revenue growth
      -     Strong growth across all segments

o     Strategic Outsourcing
      -     Demand for outsourcing continues, particularly in Asia Pacific
      -     Rapid growth in e-hosting

o     Business Innovation Services
      -     Strong demand for new offerings drives 9 points of growth
      -     Driven by e-commerce, CRM, and SCM offerings

o     Integrated Technology Services
      -     Growth in e-business enablement
      -     Cisco alliance driving revenue

o     Continued investment in high-growth offerings

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    SOFTWARE
           ----------------------------------------------------------

                            Revenue  $2.9B,  +1% @CC

                            -------------------------
                            Operating Systems     -4%
                            Middleware            +3%
                            -------------------------

o     Late quarter sales execution issues
      -     Aggressive hiring in 3Q affected productivity
      -     Larger number of contracts not completed

o     Tivoli growth impacted by changing industry focus
      -     Shift from integrated software to specific solutions
      -     Industry-wide issue with systems management software

o     Outstanding growth continued in some areas
            -     WebSphere           +200% YTY
            -     Data Management     + 45% YTY

o     Demand for middleware remains strong
      -     9 additional strategic alliances signed in 3Q

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   TECHNOLOGY
           ----------------------------------------------------------

o     Supply issues
      -     Ceramic substrates and wafer constraints
            -     Demand for IBM technology stronger than expected
            -     Impacted both OEM and internal requirements
      -     Short and long-term solutions in place

o     Microelectronics OEM
      -     Networking technologies up nearly 70%
      -     Custom Logic up over 40%

o     Storage Technology
      -     Continued Server HDD progress
            -     Most customers qualified
            -     3X sequential growth for new 10K RPM drives
      -     Sustained Mobile leadership
            -     Shipments up 33%, #1 market position
      -     Desktop strength at high-end
      -     Year-to-year OEM HDD revenue recovering

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               ENTERPRISE SYSTEMS
           ----------------------------------------------------------

o S/390        - Revenue down 24%
     zSeries   - MIPS shipments down 2%, installed inventory up 25%
               - Deferred purchases in anticipation of z900

o Web Servers  - Revenue up 15%
     pSeries     - New p640 and p680 with copper SOI

o AS/400       - Revenue down 6%
     iSeries   - Strength in high-end, including i840
                   (1st Servers with copper SOI)

o Storage      - Continued strong Disk growth > 50%
               - Expanding customer storage solution offerings
                 - Disk:  Shark, 7133, new Modular Storage Server
                 - Tape:  3590, 3494, new Linear Tape-Open

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                PERSONAL SYSTEMS
           ----------------------------------------------------------

o     $65M profit, 16% revenue growth

o     End-to-end cost improvements
      -     Low cost platforms
      -     Direct channel @ 30%
      -     Indirect channel margin improvements

o     Mix shift to Server and Mobile
      -     Server units +40%
      -     Mobile units +30%
      -     Desktop units recovering

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   IBM[LOGO]

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             IBM 2Q/3Q 1999 ACTIONS
           ----------------------------------------------------------

                                         2Q99                    3Q99
                                         ----                    ----
($B)                               Net                      Net
                                 Income        EPS        Income        EPS
                                 ------        ---        ------        ---

-----------------------------------------------------------------------------
Total IBM As Reported              2.4        $1.28         1.8        $0.93
-----------------------------------------------------------------------------

Effect of Actions:
     Global Network Sale           2.1        $1.12         0.4        $0.19*
     DRAM / MiCRUS                (1.0)      ($0.51)
     Storage                      (0.2)      ($0.11)
     PC Life Adjustment           (0.2)      ($0.13)
     NW Hardware/Storage                                   (0.2)      ($0.10)
     Sequent/DASCOM/Mylex                                  (0.1)      ($0.06)
                                  ----       ------        ----       ------
-----------------------------------------------------------------------------
                                   0.7        $0.37         0.1        $0.03
-----------------------------------------------------------------------------

* Rounding

                                               Preliminary data/IBM Confidential
--------------------------------------------------------------------------------